Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
December 21, 2021	Bill Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Announces Management Changes; Appoints Craig Hoskins President & Chief Operating Officer, Patrick Hagerty Executive Vice President & Chief Commercial Officer

RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC) today announced management changes designed to align the company’s reporting structure with its strategy to capture growth opportunities across business units.

Effective January 3, Craig Hoskins has been appointed President & Chief Operating Officer, overseeing PFG’s Foodservice and Vistar operations, and Patrick Hagerty has been appointed Executive Vice President & Chief Commercial Officer. Both continue to report to George Holm, PFG Chairman & Chief Executive Officer.

“I am excited to announce a new operating management structure for PFG,” said Mr. Holm. “Over the past several years, our company has been transformed through strategic acquisitions and organic expansion into new channels and lines of business. This new structure aligns the organization with our strategic vision to capture cross-channel growth opportunities. I am excited to have Craig and Pat’s experience, knowledge and leadership represented in these important roles as we embark on our next phase of growth.”

For the past three years, Mr. Hoskins has served as Executive Vice President of the Company and President & CEO of Foodservice. Prior to this role, Mr. Hoskins spent seven years as President & CEO of PFG Customized Distribution and Senior Vice President of PFG. His career with PFG began in 1990 with the legacy company which became Vistar, where Craig served in areas of increasing responsibility in marketing, sales, purchasing and operations.

“Craig has been a strong leader for PFG and a strong voice for our industry, serving as a board member and current Chairman of the Board of Directors of the International Foodservice Distributors Association,” said Mr. Holm. “Throughout his career with us he has helped PFG grow across multiple businesses, and I am looking forward to his partnership as he oversees our operating divisions.”

In his new role, Mr. Hagerty continues as a key member of PFG’s senior leadership team, with additional responsibilities as the company’s Chief Commercial Officer. Mr. Hagerty has served as Executive Vice President of PFG and Chief Executive Officer of Vistar since 2018. Prior to this, he was Senior Vice President of PFG and President & CEO of Vistar. He also served as Vice President and Chief Operating Officer and Vice President of Merchandising. Mr. Hagerty’s career with PFG began in 1994, with Multifoods Distribution Group, which became Vistar in 2002 and Performance Food Group in 2008. His industry leadership includes serving as the Chairman of the Board for the National Automatic Merchandising Association (NAMA), the trade association for the vending and office coffee service industry, in 2017.

“We are fortunate to have Pat’s broad experience on PFG’s leadership team and in this new role for our company,” said Mr. Holm. “He has been a driving force as PFG has pursued our growth strategy, including broadening our focus in the convenience channel. I’m looking forward to working with him as PFG takes advantage of his expertise in multi-channel strategy across our total enterprise, to drive new and continuing successes for PFG.”

Performance Food Group is uniquely positioned as a leader across food and foodservice distribution, serving a wide variety of customers including independent and chain restaurants, businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. The company expects to cross-sell products and services across these channels, with a focus on growing the independent restaurant business and expanding food and foodservice offerings to convenience stores. Supporting this expansion, the company has completed several acquisitions in both foodservice and convenience store distribution over the past several years, more than doubling annual run-rate revenue since fiscal 2019.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to 300,000+ locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 30,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

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